EXHIBIT 99.1

Vitran Corporation Inc. Enters Into an Agreement to be Acquired by Manitoulin Transport

TORONTO, Dec. 9, 2013 (GLOBE NEWSWIRE) -- Vitran Corporation Inc. ("Vitran" or the "Company") (Nasdaq:VTNC) (TSX:VTN), a premier Canadian less-than-truckload transportation firm, announced today that it has entered into a definitive arrangement agreement under which 2398946 Ontario Inc., an affiliate of Manitoulin Transport Inc. ("Manitoulin Transport"), will acquire all of the issued and outstanding shares of Vitran for US$6.00 in cash per share. The total transaction, including the assumption of Vitran's outstanding net debt of approximately US$29 million at October 31, 2013, is valued at approximately US$128 million. The US$6.00 share price represents a 10.3% premium to Vitran's closing price on NASDAQ on December 9, 2013, and a 38.2% premium to the closing price on NASDAQ on September 20, 2013, the day before the announcement of the sale of Vitran's US LTL business.

Vitran's Interim President and Chief Executive Officer, William Deluce stated, "We are extremely excited to join with Manitoulin Transport to leverage the operational strengths of both companies. Together Vitran and Manitoulin Transport will become a formidable and diversified supplier for customers requiring a full suite of transportation and supply chain services in Canada and the United States. We are extremely pleased that this transaction will provide our shareholders significant and immediate value for their shares. We thank each and every one of our Vitran employees for their efforts and steadfast commitment to Vitran and wish them nothing but the best in the future."

Approvals and Closing Conditions

The transaction is structured as a Plan of Arrangement under the Business Corporations Act (Ontario) (the "Arrangement"). The Arrangement has been unanimously approved by the board of directors of Vitran and is subject to approval by the shareholders of Vitran at a special meeting expected to be held in February 2014 (the "Special Meeting") and subject to final approval of the Ontario Superior Court of Justice following the Special Meeting. The Arrangement is also subject to the receipt of applicable regulatory approvals (including approval under the Competition Act) and to satisfaction of other customary closing conditions. The Arrangement is not conditional on Manitoulin Transport obtaining financing. The Arrangement Agreement contains customary non-solicitation provisions and provides that the board of directors of Vitran may, under certain circumstances, terminate the Arrangement Agreement in order to accept an unsolicited superior proposal, subject to a matching right in favour of Manitoulin Transport. If the Arrangement Agreement is terminated in certain circumstances, including if Vitran accepts a superior proposal, Manitoulin Transport is entitled to a termination payment of US$4.0 million. The Arrangement is expected to close in late February or early March 2014. An information circular (the "Information Circular") outlining details of the Arrangement and Special Meeting is expected to be mailed to shareholders in January 2014. Copies of the Information Circular will be available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Stephens Inc. is acting as financial advisor to Vitran and has provided an opinion to the board of directors of Vitran that the consideration under the transaction is fair, from a financial point of view. The full text of the written opinion of Stephens Inc., which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion will be set forth in the Information Circular to be mailed to shareholders in connection with the Arrangement. McMillan LLP is acting as legal counsel to Vitran in regard to the Arrangement. Wildeboer Dellece LLP is acting as legal counsel and KPMG Corporate Finance is acting as financial advisor to Manitoulin Transport, in regard to the Arrangement.

About Vitran Corporation Inc.

Vitran Corporation Inc., through its wholly-owned subsidiaries, is a group of transportation companies offering national, regional, expedited and transborder less-than-truckload services throughout Canada. To find out more about Vitran Corporation Inc. (Nasdaq:VTNC) (TSX:VTN), visit the website at www.vitran.com.

This press release contains forward‐looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward‐looking statements may be generally identifiable by use of the words "believe", "anticipate", "intend", "estimate", "expect", "project", "may", "plans", "continue", "will", "focus", "should", "endeavour" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements, which include statements regarding the anticipated dates of the mailing of the Information Circular, Vitran's Special Meeting and the closing of the Arrangement are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward‐looking statements.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Vitran's actual results, performance or achievements to differ materially from those projected in the forward‐looking statements. Factors that may cause such differences include, but are not limited to, technological change, increases in fuel costs, regulatory changes, the general health of the economy, seasonal fluctuations, unanticipated changes in railroad capacities, exposure to credit risks, changes in labour relations and competitive factors. More detailed information about these and other factors is included in the annual MD&A on Form 10K under the heading "General Risks and Uncertainties." Many of these factors are beyond the Company's control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward‐looking statements. Vitran Corporation Inc. does not assume the obligation to revise or update these forward-looking statements after the date of this document or to revise them to reflect the occurrence of future unanticipated events, except as may be required under applicable securities laws.

CONTACT: William Deluce, Interim President/CEO
         Fayaz Suleman, VP Finance/CFO
         Vitran Corporation Inc.
         416/596-7664